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                         ROBERT RIOS & ASSOCIATES, INC./
                             IQBIOMETRIX CALIFORNIA
                            MASTER SERVICE AGREEMENT
                              TERMS AND CONDITIONS

         THIS MASTER SERVICE AGREEMENT is made and entered into this day of , 20 between IQBIOMETRIX, INC. JVWEB, a Delaware corporation, hereinafter referred to as IQBIOMETRIX and ROBERT RIOS & ASSOCIATES, INC., a Florida corporation, hereinafter referred to as "RIOS, with headquarters located at P. O. Box 45864, Madison, Wisconsin 53744-5864. This Agreement sets forth the general terms and conditions pursuant to which RIOS will provide services to IQBIOMETRIX. The Agreement is the complete agreement of the parties and supercedes all prior agreements, including the June 1, 2000 agreement.

1. Location. Services will be performed over the Internet unless otherwise agreed to in subsequent Engagement Letter(s)/Proposal(s).

2.       Rights of Title.
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(a)      All course manuals, programs, discs, tapes, listings and any other material prepared solely under this Agreement by RIOS' employees shall belong exclusively to RIOS.
RIOS and/or RIOS' employees shall maintain the right to hold in RIOS's name all copyrights, trademark registrations, patents or whatever protection RIOS may deem appropriate to the course materials and related subject matter. The approximate thirteen (13) hours of the cognitive interviewing training belongs exclusively to RIOS.

(b) All software, programs, discs, tapes, listings, and other material prepared by IQBIOMETRIX's employees shall belong exclusively to IQBIOMETRIX. IQBIOMETRIX and/or IQBIOMETRIX's employees shall maintain the right to hold in IQBIOMETRIX's name all copyrights, trademark registrations, patents or whatever protection IQBIOMETRIX may deem appropriate to the software materials and related subject matter. The approximate three (3) hours of training that relates to IQBIOMETRIX products and training is generic and shall belong exclusively to IQBIOMETRIX.

3. Exclusive. If IQBIOMETRIX elects to establish a Director of Training, RIOS is to be given first consideration for this position, and grants full permission to RIOS to use the FACES and IQBIOMETRIX names to market the project and names of additional software developed by IQBIOMETRIX (all marketing materials must be approved by IQBIOMETRIX.). RIOS is the exclusive entity for the training of the IQBIOMETRIX cognitive interviewing course, which integrates the FACES products. RIOS agrees not to engage or perform in any on-line training activity using IQBIOMETRIX software with any third party not included in this agreement without prior permission from IQBIOMETRIX.

4.   Termination.  Unless otherwise provided for in any subsequent Engagement
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Letter(s)/Proposal(s), either party may terminate this Agreement for any reason upon thirty (30) days notice. Upon termination, IQBIOMETRIX shall pay RIOS' final invoice for all amounts due under the terms of section 4 below. In the event of termination of this Agreement for any reason, the obligations of the parties under Sections 2 (Rights of Title), 8 (Mutual indemnification), 10 (Limitation of Liability), 11 (Confidential Information), 12 (Recruiting of Personnel) and 15 (Mediation) shall survive termination.

5.       Payment/Accounting.  RIOS shall be paid as follows:
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(a) IQBIOMETRIX shall pay RIOS thirty-three percent (33%) of fees collected and submit to RIOS a monthly accounting of user fees paid to IQBIOMETRIX by E-Learning participants.

(b) Membership fees for association members shall be paid by IQBIOMETRIX to RIOS at the rate of $15.00 per person per annual renewal.

(c) RIOS shall invoice IQBIOMETRIX on a monthly basis. Terms shall be net 30 days. All objections by IQBIOMETRIX to an invoice must be made in writing to RIOS within fourteen days after the date of the invoice. If no objections are received by RIOS within such fourteen-day period, the invoice shall be deemed accepted by IQBIOMETRIX.

         (d) If payment has not been received as set forth herein, RIOS reserves the right, in addition to any other rights it may have, to (i) suspend the services until such payment is made in full, (ii) charge interest on the amount past due at the lesser of 1.5% per month or the maximum allowed by law and (iii) invoice IQBIOMETRIX for all costs of collection including reasonable attorney's fees.

         (e) IQBIOMETRIX agrees for security and accounting purposes to provide RIOS daily access to all training applications, including individual, agency and groups under sponsorship.

6.       Expenses/Additional Fees.  Requests by IQBIOMETRIX for RIOS to perform
services outside  the  scope  of  E-learning  training  (i.e.   individual
requests for preparing a composite) will require payment/reimbursement by IQBIOMETRIX to RIOS including travel expense and fees.

(a) IQBIOMETRIX will be responsible for entry fee, trade show fees and any other expenses required to participate in an event (IQBIOMETRIX has final decision of which events are participated in and no event can be signed on for without IQBIOMETRIX approval).

(b) IQBIOMETRIX will be responsible for shipping promotional/training materials to and from events, training classes, etc. (any shipments to be made by other parties other than IQBIOMETRIX must be pre-approved by IQBIOMETRIX).

(c) All cell phone, business phone and fax phone expenses incurred by RIOS shall be responsibility of RIOS, and these same expenses incurred by IQBIOMETRIX are IQBIOMETRIX's responsibility.

(d) IQBIOMETRIX shall pay RIOS for any additional e-learning programs developed by RIOS, programs such as Police Interrogation, Hostage Negotiations, Sexual Assault and Narcotics Investigations. For these programs RIOS will be compensated at the rate of: 50% of all fees collected, the remaining 50% to IQBIOMETRIX, with IQBIOMETRIX being responsible for all marketing costs.

         (e) RIOS shall be responsible for any additional costs for added personnel, i.e., instructors, should RIOS determine necessary.

7. Taxes. IQBIOMETRIX shall be responsible for payment of all taxes (excluding RIOS' own payroll and income taxes), if any, levied upon the services provided under this Agreement.
8. Insurance. RIOS agrees to maintain as RIOS determines is necessary the following insurance for its employees.

         (a)      Worker's compensation insurance covering all RIOS employees;

         (b)      Employer's liability insurance;

         (c) Comprehensive automobile liability insurance for combined bodily injury and property damage;

         (d) Comprehensive general liability insurance for combined bodily injury and property damage; and

         (e)      Professional liability insurance.

         RIOS agrees to provide IQBIOMETRIX with relevant certificates of insurance upon request, if required.

9. Independent Contractor Relationship. The parties understand and agree that the personnelassigned by RIOS to IQBIOMETRIX under this Agreement are RIOS' employees or agents. Under no circumstances are such personnel to be considered IQBIOMETRIX employees or agents. RIOS shall perform its obligations under this Agreement as an independent contractor and not as an agent or joint venture partner of IQBIOMETRIX.

10.      RIOS Principals.

     Robert Rios is the President of RIOS, and is authorized to enter into all obligations under this agreement.

     Toni Lange is the Operating Partner for RIOS and is fully authorized to assume all the responsibilities under this agreement of Robert Rios in the event he is unavailable or unable to perform same.

11. Mutual Indemnification. RIOS agrees to indemnify and hold harmless IQBIOMETRIX for any injuries to persons or property caused by the negligent, intentional or willful acts of RIOS' employees in connection with the performance of services under this Agreement. IQBIOMETRIX agrees to indemnify and hold harmless RIOS for any injuries to persons or property caused by the negligent, intentional or willful acts of IQBIOMETRIX's employees in connection with the performance of services under this Agreement.

12. Warranty. RIOS warrants that the services will be performed in a workmanlike and professional manner by individuals who have skill and experience commensurate with the requirements of the services. Other than those contained in this section, RIOS makes no other representations or warranties with respect to the services.

13. Limitation of Liability. IQBIOMETRIX understands and agrees that RIOS will not be liable for any punitive, incidental, consequential or indirect damages, and IQBIOMETRIX hereby waives any right to seek such damages against RIOS. IQBIOMETRIX agrees that RIOS' liability for any damages arising out of work performed pursuant to this Agreement or any subsequent Engagement Letter shall not exceed those charges paid to RIOS by IQBIOMETRIX for that engagement.

14. Confidential Information. Each party agrees that during and after the term of this Agreement it will keep secret and will not, without the prior written consent of the other, use or disclose to any third party any confidential or proprietary information relating to the business of the other party or that party's customers learned by such party or disclosed to such party in connection with this Agreement. The restrictions of this section 11 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of this section 11 by the receiving party, (ii) was available to the receiving party on a nonconfidential basis prior to its disclosure under this Agreement or (iii) becomes available to the receiving party on a nonconfidential basis from a third party which was not itself bound by a confidentiality obligation and was free to disclose the information.

15. Recruiting of Personnel. The parties agree that they will not hire from each other any employees involved in an engagement hereunder for a period of one year following completion of the engagement.

16. Entire Agreement. This Agreement and the Engagement Letter(s)/ Proposal(s) referred to, as well as any written amendments, shall constitute the entire agreement between the parties and supersedes all previous communications, representations, understandings, concurrent or subsequent purchase orders, and agreements, whether oral or written, between the parties or any officer or representative of the parties. IQBIOMETRIX has not relied upon any representations other than those set forth in this Agreement and the Engagement Letter(s)/Proposal(s) referred to herein. In the event of a conflict in terms between this Agreement and the terms of any Engagement Letter(s)/Proposal(s), the terms of this Agreement control. Specifically, this Agreement supercedes the Training Project Agreement executed on June 1, 2000.

17. Amendments. No amendments or other variation to this Agreement shall be effective unless in writing and signed by an authorized person on behalf of each party.

18. Mediation. In the event of a controversy or claim arising out of or relating to this Agreement, or the breach of the same, the parties shall use their best efforts to mediate and settle the same through consultation and negotiation in good faith and a spirit of mutual cooperation.

19. Governing Law. The laws of the State of Wisconsin shall govern this Agreement. Both parties consent to the jurisdiction of the courts in the State of Wisconsin in the event of any litigation concerning this Agreement or the services provided in connection with this Agreement. No action arising out of this Agreement, regardless of the form, may be brought by either party more than one year after the cause of action has accrued.

20. Severability. If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

21. Force Majeure. RIOS and IQBIOMETRIX shall not be liable for any failure to perform or delay in performance of its obligations under this Agreement or any Engagement Letter(s)/Proposal(s), resulting from the elements, acts of God or any other cause beyond the reasonable control of the party failing to perform.

22. Notices. Any notices required under this Agreement shall be in writing. Notices shall be delivered in person or sent by overnight courier or facsimile addressed to the addresses in this Agreement. Notice shall be effective when sent by overnight courier or facsimile or upon delivery if delivered in person.

FAX for RIOS:  1-608-827-8352               FAX FOR IQBIOMETRIX:
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23.      Training Programs/Correspondence.  Training programs and correspondenc
e developed by RIOS will be integrated into On-Line Responses to student questions and will be the sole responsibility of RIOS.

24. Training Certificates and Records. RIOS and IQBIOMETRIX shall be the exclusive authorized parties to co-sign all training certificates. IQBIOMETRIX shall be responsible for all administrative responsibilities including, but not limited to, maintaining and serving as custodian of all student records.


For ROBERT RIOS & ASSOCIATES, INC.

By
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Name         Robert Rios
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Its          President
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For IQBIOMETRIX CALIFORNIA

By
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Name
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Its
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